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                                                                   EXHIBIT 10.31

                           JOINT ACTIVITIES AGREEMENT

         THIS JOINT ACTIVITIES AGREEMENT ("Agreement") is entered into as of June 25, 1997 (the "EFFECTIVE DATE") between Intuit Inc., a Delaware corporation ("INTUIT"), and Excite, Inc., a California corporation ("EXCITE").

                                    RECITALS

         A. Intuit and Excite are parties to that certain Letter Agreement dated as of June 11, 1997, relating to the provision of financial content on Excite's general purpose Internet search and navigation service and the provision of financial content for all of Excite's properties and ventures (the "LETTER AGREEMENT").

         B. As contemplated by the Letter Agreement, this Agreement contains the definitive agreement of the parties relating to the subject matter of the Letter Agreement and shall supersede the Letter Agreement in its entirety as of the Effective Date.

                                    AGREEMENT

         1. DEFINITIONS. Capitalized terms used and not otherwise defined in this Agreement shall have the following meanings, respectively:

                  1.1 "ADVERTISING MARGIN" means Advertising Revenue, less the sum of:

                           (a)      advertising selling costs,

                           (b)      Hosting, Services costs,

                           (c) payments made to third parties made or approved by Intuit for the generation of traffic to the Financial Channel to the extent such payments are offset by revenues resulting from such traffic, and

                           (d)      Bad Debt.

                            1.2 "ADVERTISING REVENUE" means the sum of the
aggregate amounts billed for the license or sale of any Advertising Rights, less the sum of:

                           (a) amounts allocable to any credits granted for unused Advertising Rights,

                           (b) agency, camera-ready art and other discounts actually provided,

                           (c) refunds, rebates, make goods and similar credits, and

                           (d)      applicable taxes



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                  1.3 "ADVERTISING RIGHTS" means any advertising, sponsorship, linking and similar promotional rights sold or licensed in connection with the Financial Channel.

                  1.4 "AFFILIATE" of any party means any entity that controls, is controlled by or is under common control with such party. For purposes of this definition, "control" shall mean the possession, directly or indirectly, of a majority of the voting power of such entity (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

                  1.5 "BAD DEBT" means actual bad debt experienced subject to an initial reserve based on a reasonable estimate not to exceed five percent (5%).

                  1.6 "CONFIDENTIAL INFORMATION" means any information of a party disclosed to the other party in the course of this Agreement, which is identified as, or should be reasonably understood to be, confidential to the disclosing party, including, but not limited to, know-how, trade secrets, Data, technical processes and formulas, source codes, product designs, sales, cost and other unpublished financial information, product and business plans, projections, marketing data and this Agreement and all exhibits hereto. "Confidential Information" shall not include information which: (i) is known or becomes known to the recipient directly or indirectly from a third-party source other than one having an obligation of confidentiality to the providing party;
(ii) is or becomes publicly available or otherwise ceases to be secret or confidential, except through a breach of this Agreement by the recipient; or
(iii) is or was independently developed by the recipient without use of or reference to the providing party's Confidential Information, as shown by evidence in the recipient's possession.

                  1.7 "DATA" shall have the meaning set forth in Section 7.2 hereof.

                  1.8 "DERIVATIVE WORK" means all "derivative works" and "compilations," within the meaning of such terms as defined in the U.S. Copyright Act (I 7 U.S.C. Section 101 et seq.).

                  1.9 "DIRECT COST" means the incremental expenses (i.e., the expenses that would not be incurred but for the relevant activity) incurred by either party directly associated with an activity. In the case of personnel utilized for an activity, this will include salary, benefits, payroll taxes, bonuses, and a proportionate allocation of rent and utilities. All personnel fully dedicated to an activity will be automatically included in that activity's Direct Costs, and partially-dedicated personnel will be included on a pro-rata basis upon mutual agreement of the parties. In the case of equipment and services utilized for an activity, this will include the cost of additional hardware, physical space or services required by the activity, unless such costs are included in COPS charges (as defined in Section 5.1.6 below) paid by Intuit for Hosting Services. "Direct Costs" will also include all documented direct expenses made or approved by Intuit to third parties incurred to support the activity, including, without limitation, traffic-generation fees and percentages, co-promotion and co-branding fees and percentages, royalties, promotion and marketing costs, legal and regulatory costs, content generation and acquisition costs and development costs. "Direct Costs" will not include allocations of corporate overhead, direct or indirect, nor costs incurred by either party to



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develop or obtain hardware, software or services otherwise primarily utilized for that party's own independent activities; provided, however, that each party will include a ten percent (10%) markup to its calculation of Direct Costs to cover administrative overhead.

                  1.10 "EXCITE BRAND FEATURES" means Excite's trademarks, trade names, service marks, service names and distinct brand elements that appear in the Excite Properties from time to time and are protected under U.S. copyright law or as to which Excite has established trademarks or trade dress rights and any modifications to the foregoing that may be created during the Term.

                  1.11 "EXCITE BRAND GUIDELINES" means the guidelines for use of the Excite Brand Features, which are attached to this Agreement as Exhibit A, as amended by Excite from time to time during the Term.

                  1.12 "EXCITE PROPERTIES" means all properties, ventures and services worldwide marketed under the Excite Brand Features, including, without limitation, those services currently known as "Excite," "WebCrawler," and "Magellan," and Excite's component of the "AOL NetFind by Excite" Services, and all properties, ventures, and services in which Excite owns a fifty percent (50%) or greater interest during the Term.

                  1.13 "FINANCIAL CHANNEL" means the Financial Content (excluding tax and small business content that is not located on the Jointly Branded Pages or the Multi-Category Personalized Pages, Intuit Desktop Products and all other Intuit software products that are primarily for desktop use, and online activities associated directly with the Intuit Desktop Products and such other Intuit desktop software products) displayed within (a) the Excite Properties (including, without limitation, the Financial Portion of Multi-Category Personalized Pages), (b) the Jointly Branded Pages or (c) WWW sites owned, operated and managed by Intuit or for Intuit by third parties and Linked to the Excite Properties during the Term. The Financial Channel does not include Financial Content developed by or for Intuit or any third party and included within (a) any WWW sites owned, operated or managed by or on behalf of a third party or (b) any co-branded WWW Pages in which Intuit has an interest (other than the Jointly Branded Pages) whether or not such co-branded pages reside on Intuit's servers under Intuit's URL.

                  1.14 "FINANCIAL CONTENT" means content, channels and services relating to personal finance, small businesses, tax, general business news and similar topics, and includes, without limitation:

                  - stock and mutual fund quotes, rates and portfolio management;
                  -        online banking;
                  -        online financial services;
                  -        billpay;
                  -        online bill presentment;
                  -        non-bank branded bill payment;
                  -        tax filing and information;



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                  -        small business lending;
                  -        payroll information or services;
                  -        retirement planning;
                  - checkbook management (personal finance and small business accounting);
                  -        investments;
                  - account data (such as investment portfolios, bank accounts, credit card accounts, loan accounts, insurance accounts and frequent flyer accounts);
                  -        credit cards and smart cards;
                  -        electronic wallets;
                  -        financial planning;
                  - personal finance, small business and tax news, research and information, (including listings, databases, rates, quotes and charts);
                  -        financial education;
                  -        financial chat, forums and bulletin boards;
                  - decision making and comparison tools (such as programs, applets and calculators);
                  - financial marketspaces including insurance, mortgage, equity trading and small business lending;
                  -        financial advice from experts; and
                  - reviews and listings of financial WWW sites and services.

                  1.15 "FINANCIAL CONTENT SERVICE" means the Internet-based consumer financial information and functionality services (exclusive of any personal tax content or functionality) provided as of the date of this Agreement by Yahoo!, Infoseek, Lycos, Quote.com, DBC, Stockmaster and Microsoft. For purposes of this definition, the parties may amend this list of providers consisting of Intuit's competitors once during each year of the Term, upon mutual written agreement.

                  1.16 "FINANCIAL PORTION" means, with respect to a given Multi-Category Personalized Page, the area on that page devoted to Financial Content divided by the total area of the page devoted to Financial Content and all other content (excluding advertising, navigation elements and general headings).

                  1.17 "GENERAL SEARCH SERVICE" means a general-purpose Internet search and navigation service for content other than Financial Content provided as of the date of this Agreement by Yahoo!, Infoseek, Lycos, Alta Vista, HotBot, Search.com and Microsoft. For purposes of this definition, the parties may amend this list of providers consisting of Excite's competitors once during each year of the Term, upon mutual written agreement.

                  1.18 "HOSTING SERVICES" means the provision and management of servers, telecommunications, facilities, maintenance and operations related to the delivery of internet based services and content.



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                  1.19 "INNOVATIONS" means all copyrightable works, products, discoveries, developments, designs, innovations, improvements, inventions, formulas, processes, techniques, know-how, compilations, content and data (whether or not patentable, and whether or not at a commercial stage, or protectable or registrable under copyright or similar statutes) authored, compiled, fixed in a tangible medium of expression, made, conceived, or reduced to practice.

                  1.20 "INTELLECTUAL PROPERTY RIGHTS" means all intellectual property rights arising under statutory or common law, whether or not perfected, including, without limitation, all (a) United States and foreign patents, patent applications, and other patent rights. including, without limitation, divisions, continuations, renewals, reissues, and extensions of any of the foregoing, (b) rights associated with works of authorship including copyrights, copyright applications, copyright registrations, and moral rights, (c) Confidential Information, (d) any right analogous to those set forth in this definition, and
(e) any other proprietary rights relating to intangible property (other than trademarks, trade names, trade dress, and service marks which are not included for purposes of this definition).

                  1.21 "INTUIT BRAND FEATURES" means Intuit's trademarks, trade names, service marks, service names and distinct brand elements that appear in the Financial Channel from time to time and are protected under U.S. copyright law or as to which Intuit has established trademarks or trade dress rights and any modifications to the foregoing that may be created during the Term.

                  1.22 "INTUIT BRAND GUIDELINES" means the guidelines for use of the Intuit Brand Features, which are attached to this Agreement as Exhibit B, as amended by Intuit from time to time during the Term.

                  1.23 "INTUIT DESKTOP PRODUCTS" means the United States version of Intuit's major desktop software products currently known as "Quicken," "QuickBooks," and "TurboTax Personal 1040" and any equivalent or successor products marketed, distributed or sold, directly or indirectly, by Intuit during the Term.

                  1.24 "JOINTLY-BRANDED PAGES" means WWW Pages which carry both Intuit Brand Features and Excite Brand Features.

                  1.25 "LICENSED SOFTWARE" means any software, in both source code and object code formats, and any associated reference, user and other documentation developed by Excite (either alone or jointly with Intuit or others) or owned by Excite, which Intuit utilizes or is dependent upon to create, administer, operate, track or deliver Financial Content, advertising and transactions and which Intuit elects to license under Section 5.1.4 of this Agreement, and any updates, new releases, new versions, bug fixes, and other modifications thereto created by Excite (either alone or jointly with Intuit or others) to such licensed software.

                  1.26 "LINK" means a URL hidden behind a formatting option that may take the form of a colored item of text (such as a URL description), logo or image, and which allows



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a user to automatically move to or between WWW Pages, WWW sites or within a WWW document.

                  1.27 "MULTI-CATEGORY PERSONALIZED PAGES" means WWW Pages included within the enhanced, personalized Internet search and navigation service marketed as of the date of this Agreement by Excite as "My Excite Channel" and WWW Pages included within any service located in the Excite Properties during the Term that provides substantially similar content and functionality.

                  1.28 "SUBSCRIPTION REVENUE" means the sum of the aggregate amounts billed on either a one-time or periodic basis for access to content, services or information in the Financial Channel, less the sum of:

                           (a) refunds, rebates. make goods and similar credits,

                           (b)      agency and other discounts actually
                                    provided, and

                           (c)      applicable taxes.

                  1.29 "SUPPORT SERVICES" shall have the meaning set forth in
Section 5.1 hereof

                  1.30 "TERM" means the term of this Agreement as provided in
Section 11.

                  1.31 "TERRITORY" means the entire world.

                  1.32 "TRANSACTION MARGIN" means Transaction Revenues less the sum of:

                           (a)      all associated Direct Costs, and

                           (b)      Bad Debt.

                  1.33 "TRANSACTION REVENUE" means all the sum of the aggregate amounts billed on a per transaction basis for financial and commercial transactions initiated and/or completed in the Financial Channel, less the sum of:

                           (a) refunds, rebates, make goods and similar credits,

                           (b)      agency and other discounts actually
                                    provided, and

                           (c)      applicable taxes

                  1.34 "THIRD PARTY SOFTWARE" shall have the meaning set forth in Section 6.5 hereof.

                  1.35 "URL" means Universal Resource Locator, which provides a unique Internet protocol address for accessing a WWW page.



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                  1.36 "WWW" means the World Wide Web, a system for accessing and viewing text, graphics, sound and other media via the collection of computer networks known as the Internet.

                  1.37 "WWW PAGE" means a page or view on WWW sites or which are delivered to Internet users via e-mall, desktop "channels" or Internet "push" technologies which display content in the form of text, graphics, data and/or HTML code for the purpose of providing access to content, products and/or services.

         2. FINANCIAL CHANNEL

                  2.1 DEVELOPMENT OF FINANCIAL CHANNEL. During the Term, Intuit will use commercially reasonable efforts, at Intuit's sole expense, to develop, maintain and promote the Financial Channel so as to be the exclusive provider of Financial Content on all Excite Properties; provided, that Intuit makes no representation or warranty as to the actual level of traffic that will be achieved in the Financial Channel. Notwithstanding Intuit's exclusive right set forth in Section 2.2 below, Intuit will determine in its sole discretion the breadth and scope of the content and functionality that it will provide with respect to small business and tax.

                  2.2 EXCLUSIVE RIGHT TO PROVIDE FINANCIAL CONTENT. During the Term and subject to the mutual agreement of the parties as to any exceptions,
(a) Intuit shall have the exclusive right within the Territory to provide Financial Content for all Excite Properties, and (b) no other Financial Content, whether provided by Excite or by third parties, nor Links to any other such Financial Content or Financial Content Service, will appear in any of the Excite Properties.

                  2.3 TITLE; PRESENTATION OF BRAND FEATURES. The title of the Financial Channel shall be jointly branded or as otherwise titled by mutual agreement of the parties. The presentation of the Excite Brand Features and the Intuit Brand Features in the Financial Channel shall adhere to the Excite Brand Guidelines and the Intuit Brand Guidelines, respectively.

                  2.4 CONTROL OF FINANCIAL CHANNEL. Intuit will have complete editorial authority as to content and programming presented in the Financial Channel, provided that (i) Excite and Intuit shall cooperate to establish common technology platforms and technical specifications, and (ii) Excite shall establish reasonable standards and practices (including graphic design templates and content guidelines) to be observed on all Jointly-Branded Pages. Intuit shall have the right to sell, and establish the rates and other terms and conditions for all transactions and activities generating revenue in the portions of the Financial Channel located at Intuit URLs subject to the sale of Advertising Rights as provided in Section 2.5 below.

                  2.5 SALE OF ADVERTISING RIGHTS. Each party shall have the right to sell the Advertising Rights located on its URLs - unless such rights are otherwise assigned by mutual agreement. Each party shall have the right to establish the rates and other terms and conditions for the sale of its Advertising Rights. Each party shall be responsible for billing and collection (including the collection and/or payment of any taxes, if applicable) and the risk of such



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collection for sales of Advertising Rights located on its URLS. Within fifteen days of close of each month, Excite shall provide Intuit with a report setting forth in reasonable detail the calculation of the amount of Advertising Revenue sold for such month for the Jointly-Branded Pages located at the Excite URLs and the Financial Portion of the Multi-Category Personalized Pages, and the Direct Costs associated with such activity. During the Term, Excite shall use its best efforts to permit Intuit to sell up to fifty percent (50%) of the ad inventory for the Jointly Branded Pages on terms and conditions that are not inconsistent with the terms and conditions under which such Advertising Rights are sold by Excite.

                  2.6 REVENUE. During the Term, Intuit will be entitled to receive all revenue, generated in the Financial Channel. Excite will recognize all Advertising Revenues from the Excite Properties and from any Jointly Branded Pages which are located at the Excite Network's URLS. Notwithstanding the foregoing, Excite will pay Intuit all revenues (including Advertising Revenue, Subscription Revenue and Transaction Revenue), generated by pages or views containing only Financial Content. Excite will also pay Intuit the Financial Portion of the Advertising Revenues, generated on Multi-Category Personalized Pages. This revenue sharing by Excite will accrue at the end of each calendar quarter and Excite will make payment to Intuit within 45 days after the end of each calendar quarter.

         3. PROMOTION AND BRANDING.

                  3.1 INTUIT PROMOTION. During the Term, Intuit will exclusively promote Excite's general-purpose Internet search and navigation services by including Links to the Excite's Properties in all Intuit Desktop Products beginning with the first major update (as identified by a change in the number to the left of the decimal in version designation) introduced in general distribution following the Effective Date. During the Term, Intuit (a) will display Excite Brand Features exclusively within such Intuit Desktop Products wherever it refers to general-purpose Internet search and navigation services and (b) will not promote any General Search Service within such Intuit Desktop Products.

                  3.2 EXCITE PROMOTION. During the Term, Excite (a) will exclusively promote Intuit's consumer financial information and functionality services in all of the Excite Properties and (b) will not promote any Financial Content Service in any of the Excite Properties. Excite shall display a Link to the Financial Channel prominently above the fold (x) on the home page of each of the Excite Properties and (y) on all WWW Pages included in the Excite Properties which contain one or more Links to Excite Channels (other than a Link (i) within a WWW Page that is generated in response to query submitted to the general purpose Internet search and navigation service or (ii) to WWW Pages owned operated and managed by or for the co-sponsor of a co-branded WWW Page (other than the Jointly Branded Pages)). Except as mutually agreed by the parties, on any WWW Page in the Excite Properties on which a Link to the Financial Channel is displayed, such Link shall be equal in size and prominence as any other Link displayed on such WWW Page.

                  3.3 LOCATION AND BRANDING. During the Term, the portions of all Excite Properties that do not contain Financial Content and the Multi-Category Personalized Pages



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will reside solely on Excite's servers and will carry Excite Brand Features and
Excite URLs. The initial interfaces (at a minimum, the first two (2) WWW Pages) from the portions of all Excite Properties that do not contain Financial Content to the Financial Channel will be Jointly Branded Pages, will reside solely on Excite's servers and will carry both Excite Brand Features and Intuit Brand Features, displayed in substantially equivalent location, size and prominence, and Excite URLs. The parties will cooperate in good faith to develop and maintain the content displayed on the Jointly Branded Pages. The remainder of the Financial Channel will reside solely on Intuit's servers (except to the extent that Intuit contracts with Excite or a third party to provide hosting services) and carry Intuit Brand Features and Intuit URLs.

         4. PAYMENTS.

                  4.1 MARGIN SHARING. During the first two (2) years of the Term, Intuit will pay Excite an amount equal to (a) fifty percent (50%) of the Advertising Margin from all of the parties' advertising-supported businesses utilizing the Financial Channel and (b) fifty percent (50%) of the net positive Transaction Margin if any, from all transaction-oriented businesses utilizing Intuit's consumer financial content.

                  4.2 JOINT PROFITS. The sum of all revenues associated with the Financial Channel minus the sum of (i) all Direct Costs associated with the Financial Channel and (ii) Bad Debt will be deemed the Joint Profits. Direct Costs associated with the provision of small business and/or tax content will be allocated between the Financial Channel pages (Jointly Branded Paces and Multi-Category Pages), and non-Financial Channel pages (to the extent that such small business and/or tax content appears both in the Financial Channel and non-Financial Channel pages) based on the number of page views or transactions, as applicable, originating from such pages. Commencing at the second anniversary of the Term and continuing during the remainder of the Term, Excite will receive one-third (33 1/3%) of the Joint Profits.

                  4.3 PAYMENT AND REPORTING. The payment amounts described in the Section 4.1 will be determined at the end of each applicable calendar quarter, and Intuit will make payment within forty-five (45) days after the end of such quarter. The payment amounts described in Section 4.2 will be determined at the end of each applicable Intuit fiscal quarter, and Intuit will make payment within forty-five (45) days after the end of such fiscal quarter. Intuit shall provide to Excite, together with its payment (or, if no payment is due for any applicable quarter, within forty-five (45) days after the end of such quarter), a report in reasonable detail setting forth the calculation of the amounts payable.

                  4.4 AUDIT RIGHTS.

                            4.4.1. Excite shall have the right, at its own
expense, to direct an independent certified public accounting firm to inspect and audit of all the accounting and sales books and records of Intuit that are relevant to amounts payable by Intuit hereunder; provided, that (a) any such inspection and audit shall be conducted during regular business hours in such a manner as not to interfere with normal business activities; (b) in no event shall audits be made hereunder more frequently than once each calendar year; (c) if any audit should disclose an



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underpayment, Intuit shall immediately pay such amount to Excite; and (d) the reasonable fees and expenses relating to any audit which reveals an underpayment in excess of ten percent (10%) of the amount owing for the reporting period in question shall be borne entirely by Intuit.

                            4.4.2. Intuit shall have the right, at its own
expense, to direct an independent certified public accounting firm to inspect and audit of all the accounting and sales books and records of Excite that are relevant to Advertising Revenue arising out of or associated with Financial Content displayed within the Excite Properties; provided that (a) any such inspection and audit shall be conducted during regular business hours in such a manner as not to interfere with normal business activities; (b) in no event shall audits be made hereunder more frequently than once each calendar year; (c) if any audit should disclose an underpayment, Excite shall immediately pay such amount to Intuit; and (d) the reasonable fees and expenses relating to any audit which reveals an underpayment in excess of ten percent (10%) of the amount owing for the reporting period in question shall be borne entirely by Excite.

         5. ADDITIONAL AGREEMENT OF THE PARTIES.

                  5.1 SUPPORT SERVICES. Subject to this Section 5.1, during the Term, upon the reasonable written request of Intuit and subject to Intuit's approval of any Direct Costs or COPS charges to be incurred for Hosting Services, Excite will use commercially reasonable efforts to provide any or all of the following services to Intuit (collectively, the "SUPPORT SERVICES"):

                            5.1.1 DEVELOPMENT OF FINANCIAL CONTENT. Excite will
assist Intuit in the development of Financial Content.

                            5.1.2 ADVERTISING SALES. Excite will provide
advertising sales services for Intuit. The anticipation of the parties is that one (1) advertising sales representative will be hired or assigned in each of Excite's four (4) sales offices to work exclusively on selling Advertising Rights associated with the Financial Channel; these representatives will be Excite employees and report on a dotted-line basis to Excite's sales management, but will report directly to an Intuit-employed sales manager. Excite and Intuit will cooperate in good faith to coordinate the sales commission structures of their respective advertising sales personnel so as to maximize sales opportunities for both parties' services. Each party shall have the right to reasonably refuse any advertising sold by the other on the Jointly-Branded Pages.

                            5.1.3 HOSTING AND SOFTWARE SERVICES. Excite will
provide Hosting Services and software services for Intuit, including the hosting and operation of both Excite-developed and Intuit-developed systems stems and software. Intuit will have the right to utilize Excite's software, systems, Hosting Services and operations to deliver Financial Content that is either (a) included in the Financial Channel and jointly branded, (b) included in the Financial Channel and Intuit branded, or (c) not included in the Financial Channel (such as tax or small business content, or content co-branded by other third parties). Intuit will have the right to interface any Excite servers hosting Financial Content with Intuit hosted systems for the sole purpose of accessing data associated with the Financial Content. Such Intuit hosted systems



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shall include without limitation, accounts receivable, financial or customer information systems.

                            5.1.4 STATEMENT OF WORK. In connection with any
request on the part of Intuit for the performance of Support Services by Excite, Intuit shall prepare for Excite's approval, a statement of work (each, a "STATEMENT OF WORK"), in form and substance reasonably acceptable to the parties. Excite shall not withhold approval of any reasonable Statement of Work submitted by Intuit. The Statement of Work shall reference this Agreement and shall set forth each of the following in detail, if applicable to the Support Services to be provided: a schedule of deliverables; a detailed specification for the deliverables; a detailed description of the scope of Support Services to be provided; a schedule for completion of the Support Services; performance, monitoring and uptime standards for hosting services to be provided; performance standards for systems to be operated; training, maintenance and support services to be provided for systems and software; termination rights, procedure and cure period; a good faith estimate of the Direct Costs, or if Hosting Services are provided the COPS charges; arising out of or associated with the Support Services to be provided for a minimum period of twelve (12) months (unless the Support Services are to be completed in a shorter period); arrangements regarding the ownership of Innovations developed in the course of provided the Support Services; and any additional terms mutually agreed by the parties. Any Statement of Work approved by the parties shall be executed and attached as an exhibit to this Agreement and is incorporated herein by this reference.

                            5.1.5 PERFORMANCE OF SERVICES. All Support Services
will be provided by Excite using Excite employees, resources and consultants (under written contract to Excite and bound by non-disclosure agreements applicable to this Agreement), unless otherwise expressly agreed by the parties in a Statement of Work or otherwise. All of the Support Services will be performed in a diligent and workmanlike manner and in accordance with the specifications, scope of work and schedule, if any, set forth in a Statement of Work. All Excite employees and/or consultants performing Support Services shall possess the requisite skill and experience to provide such Support Services. On Intuit's reasonable request, Excite will replace any employee or consultant assigned to provide Support Services.

                            5.1.6 CONSIDERATION FOR SUPPORT SERVICES. For
Support Services other than Hosting Services provided by Excite pursuant to this
Section 5, Intuit will pay Excite the Direct Costs incurred by Excite in connection therewith. For Hosting Services, Intuit will pay Excite its then current costs per page served ("COPS") for Hosting Services for comparable types of pages, or other pricing mechanisms which may be mutually agreed from time to time by the parties. COPS shall be calculated in a manner consistent with the methodology used to calculate such costs in Excite's internal management reports as of the date of this Agreement. Such Direct Costs and/or COPS charges shall be invoiced by Excite each calendar quarter and such invoices shall be payable by Intuit within forty-five (45) days following the date of the invoice. Each invoice relating to Support Services shall be accompanied by a statement setting forth in reasonable detail the calculation of the Direct Costs and/or COPS charges covered by the invoice.



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                  5.2 RECRUITING. During the Term and for a period of one (1)
year thereafter, neither party nor any Affiliate thereof will, directly or indirectly, solicit or hire employees (or prospective employees) of the other party or any Affiliate thereof, or take any action reasonably anticipated to result in hiring such employees (or prospective employees) without the prior written consent of the other party.

                  5.3 PERFORMANCE REVIEW. During the Term the parties will meet at least once each calendar quarter to review their financial and operational performance under this Agreement. Such meetings shall be held at the executive offices of Intuit or Excite in alternating quarters or at a neutral location, subject to the mutual agreement of the parties, and shall be attended by the operational, editorial and financial mangers directly responsible for the collaboration that is the subject of this Agreement.

                  5.4. NEW MARKETS. Intuit will have the right, but not the obligation, to provide Financial Content localized into languages other than English or promote the Excite Properties in its software outside of the United States. The parties recognize that Excite offers or may offer general-purpose Internet search and navigation services in countries in which Intuit does not offer localized Financial Content. Intuit will have a right of first refusal to provide such localized Financial Content to Excite if it can do so without delaying Excite's service launch. Excite will not enter into arrangements with third parties that would prevent the Financial Content from being offered in connection with non-U.S. Excite Properties when localized Financial Content becomes available.

                  5.5 SMALL BUSINESS AND TAX OPPORTUNITIES. If, at any time during the Term, Intuit shall investigate establishing a relationship with a third party pursuant to which Intuit would (i) create a multi-year agreement to share profits on all of Intuit's tax or small business related online activates regardless of whether the customers generating those profits originate from such third party or from other sources, or (ii) promote general-purpose Internet search and navigation services in any Intuit small business or tax software products other than the Intuit Desktop Products, then Intuit shall deliver to Excite written notice of its intention and enter into discussions with Excite in good faith on a non-exclusive basis for a period of thirty (30) days regarding the establishment of such a relationship. If at the conclusion of such thirty
(30) day period Intuit and Excite are unable to reach agreement with respect to the material terms of such a relationship, then Intuit shall be free to enter into such a relationship with a third party other than Excite, without liability to Excite.

                  5.6 CHANGES OVER TIME. The parties acknowledge that, because of the rapid pace of technological change and evolution in the industries associated with the Internet and software related thereto, many of the underlying facts and circumstances (including assumptions regarding the facts and circumstances) that were the basis for the allocation of various rights and obligations pursuant to this Agreement are likely to change over time. In drafting this Agreement, the parties have addressed relevant facts and issues as they exist with current technologies and today's business models; however, the parties also intend for this Agreement to remain in force throughout the Term as such technologies and business models change over time, with appropriate modifications to reflect such equitable adjustments as are required to maintain a substantially comparable allocation of rights and obligations in light of changed circumstances. The parties do not intend for this Agreement to be effectively nullified or abrogated because of changed circumstances, but rather intend that the intent and purpose of this Agreement be preserved as circumstances change. To such end, the parties agree that certain provisions regarding the parties' respective rights and obligations under this Agreement, while drafted to address current circumstances, are also intended to reflect general principles to be implemented by the parties in a pragmatic and meaningful way as such circumstances change. Notwithstanding the foregoing, the provisions of this Section 5.6 shall not apply to those rights and/or obligations that should not be affected by changes in technology and/or business models.

         6. LICENSES.

                  6.1 GRANT OF LICENSES BY EXCITE.

                            (a) Excite hereby grants and agrees to grant to
Intuit during the Term a nonexclusive, royalty-free (subject to Section 6.5), worldwide license under all of Excite's Intellectual Property Rights to use, reproduce (for back-up purposes only), and prepare Derivative Works from the Licensed Software, and portions thereof, either alone or as part of or embedded or incorporated in other products for the exclusive purpose of creating, administering, operating, tracking or delivering the Financial Content, advertising and transactions. Any Derivative Works created by Intuit hereunder will be the exclusive property of Intuit. After the expiration or termination of this Agreement, this license will continue in full force and effect so long as
(i) Intuit pays Excite its porportionate share of any incremental third party royalties incurred by Excite due to Intuit's use of any Third Party Software incorporated into the Licensed Software and (ii) the Licensed Software is not used by Intuit to provide general-purpose Internet search and navigation services.

                            (b) Excite further grants and agrees to grant Intuit
during the Term a nonexclusive, royalty-free, worldwide license under all of Excite's Intellectual Property Rights to distribute, reproduce, transmit and display the Excite Brand Features in the Financial Channel and the Intuit Desktop Products (in the manner described in this Agreement), and in connection with the distribution, marketing and promotion of the Financial Channel and the Intuit Desktop Products, subject in each case to compliance with the Excite Brand Guidelines.

                  6.2 GRANT OF LICENSE BY INTUIT. Intuit hereby grants and agrees to grant to Excite a nonexclusive, royalty-free, worldwide license under all of Intuit's Intellectual Property Rights to distribute, reproduce, transmit and display the Intuit Brand Features in the Excite Properties (in the manner described in this Agreement), and in connection with the distribution, marketing and promotion of the Excite Properties, subject in each case to compliance with the Intuit Brand Guidelines.

                  6.3 DELIVERY. Excite shall deliver to Intuit, promptly upon receipt of Intuit's written request, one (1) copy each of the software component of the Licensed Software, in object code and source code formats, and one copy of each item of documentation included in the Licensed Software.

                  6.4 OWNERSHIP. Except for the licenses granted in this Section 6, as between Excite and Intuit, (a) Excite shall have full and exclusive right, title and ownership interest in and to the Licensed Software, the Excite Brand Features and the Intellectual Property Rights therein and (b) Intuit shall have full and exclusive right, title and ownership interest in and to (i) the Intuit Brand Features and the Intellectual Property Rights therein and (ii) the Derivative Works of the Licensed Software created by or for Intuit pursuant to this Agreement and the Intellectual Property Rights therein. subject to the underlying license to Excite's Licensed Software granted hereunder. Intuit will not remove any product identification. copyright or other notices from the Licensed Software contained in any Derivative Works.

                  6.5 THIRD-PARTY SOFTWARE. If any part of the Licensed Software has been or in the future is licensed to Excite by a third party software developer or supplier ("THIRD PARTY SOFTWARE"), such Third Party Software shall be included within the definition of Licensed Software for the purposes of
Section 6.1 above, and Excite shall grant to Intuit a sublicense thereto; provided, however, that Excite first obtains any necessary third party consents related thereto and, provided further, that, Intuit shall be subject to any and all conditions for, and restrictions on, use of the Third Party Software as required by the third party licensor thereof. Notwithstanding the foregoing, Excite will use commercially reasonable efforts to obtain any necessary third party consents related to any Third Party Software and, to the extent Excite is unable to obtain any such third party consent, Excite will use commercially reasonable efforts to ensure that alternate software is available for use by Intuit so as not to impair in any material respect the functionality of the Licensed Software.

         7. OWNERSHIP.

                  7.1 OWNERSHIP OF FINANCIAL CONTENT. Intuit shall at all times have full and exclusive right, title and ownership interest in and to the Financial Content, including that developed with Excite's assistance pursuant to
Section 5.1.1, and all of the Intellectual Property Rights therein.

                  7.2 DATA OWNERSHIP. During and after the Term, all data concerning users and their behavior ("DATA") relating to the use of the Excite Properties, will be owned by Excite. Data relating to the use of the Jointly-Branded Pages or the Financial Portion of the Multi-Category Personalized Pages will be jointly owned by both parties. Data relating to the use of the Financial Channel (excluding the Jointly-Branded Pages and the Financial Portion of the Multi-Category Personalized Pages) will be owned solely by Intuit. Within fifteen (15) days following the end of each month, the parties will use reasonable commercial efforts to provide each other with usage reports containing the information described in Exhibit C (as may be modified from time to time by mutual agreement of the parties). Excite acknowledges that Intuit may not be able to provide such data for some time after the execution of this Agreement. Each party will have the right to utilize Data for any customer which utilizes both parties' content and which is collected by the other party for the purposes of targeting advertising within its own sites and services; however, neither party will have the right to sell or license to third parties Data jointly-owned or owned by the other party, without the prior written approval of the other party. Each party's use and ownership of Data will be subject to any and all restrictions imposed by law, regulation or customer request, including without limitation restrictions on disclosure of insurance, investment or mortgage information.

         8. CONFIDENTIALITY.

                  8.1 PROTECTION OF CONFIDENTIAL INFORMATION. The parties recognize that, in connection with the performance of this Agreement, each of them may disclose to the other its Confidential Information. The party receiving any Confidential Information agrees to maintain the confidential status of such Confidential Information and not to use any such Confidential Information for any purpose other than the purpose for which it was originally disclosed to the receiving Party, and not to disclose any of such Confidential Information to any third party.

                  8.2 PERMITTED DISCLOSURE. The parties acknowledge and agree that each may disclose Confidential Information: (a) as required by law, provided that each party will use commercially reasonable efforts to obtain confidential treatment of any Confidential Information so disclosed; (b) to their respective directors, officers. employees, attorneys, accountants and other advisors, who are under an obligation of confidentiality, on a "need-to-know" basis; (c) to investors who are under an obligation of confidentiality, on a "need-to-know" basis; or (d) in connection with disputes or litigation between the parties involving such Confidential Information; and each Party will use commercially reasonable efforts to limit disclosure to that purpose and to ensure maximum application of all appropriate judicial safeguards (such as placing documents under seal).

                  8.3 APPLICABILITY. The foregoing obligations of confidentiality shall apply to directors, officers, employees and representatives of the parties and any other person to whom the Parties have delivered copies of, or permitted access to, such Confidential Information in connection with the performance of this Agreement. and each party shall advise each of the above of the obligations set forth in this Section 8.

                  8.4 THIRD PARTY CONFIDENTIAL INFORMATION. Any Confidential Information of a third party disclosed to either party shall be treated by such party in accordance with the terms under which such third party Confidential Information was disclosed; provided, that the party disclosing such third party Confidential Information shall first notify the other party that such information constitutes third party Confidential Information and the terms applicable to such third party Confidential Information; and provided further, that either party may decline, in its sole discretion, to accept all or any portion of such third party Confidential Information.

                  8.5 FUTURE BUSINESS ACTIVITIES. This Agreement shall not limit either party's present and future business activities of any nature, including business activities which could be competitive with the other party, except to the extent such activities would involve a breach of (a) the confidentiality restrictions contained in this Section 8 or (b) any other express provision of this Agreement. Nothing in this Agreement will be construed as a representation or agreement that the recipient of Confidential Information will not develop or have developed for it products, concepts, systems or techniques contemplated by or embodied in such Confidential Information, provided that such recipient does not violate any of its obligations under this Section 8 in connection with such development.

                  8.6 NON-DISCLOSURE AGREEMENT. The confidentiality provisions contained in this Section 6 supersede any prior Non-Disclosure Agreement between the parties; provided, that no party shall be relieved of liability for any breach of' such Non-Disclosure Agreement prior to the Effective Date.

         9. REPRESENTATIONS AND WARRANTIES.

                  9.1 AUTHORITY. Each party represents and warrants to the other party that:

                            9.1.1 CORPORATE AUTHORITY; NO CONFLICT; BINDING
AGREEMENT. Such party has the full corporate right, power and authority to enter into this Agreement and to perform the acts required of it hereunder; and the execution of this Agreement by such party, and the performance by such party of its obligations and duties hereunder, do not and will not violate any agreement to which such party is a party or by which it is otherwise bound; and when executed and delivered by such party, this Agreement will constitute the legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms.

                            9.1.2 NO IMPLIED REPRESENTATIONS OR WARRANTIES. Such
party acknowledges that the other party makes no representations, warranties or agreements related to the subject matter hereof that are not expressly provided for in this Agreement.

                  9.2 NO INFRINGEMENT. Each party will use commercially reasonable efforts to ensure that the content which such party includes in or associates with the Excite Properties or the Financial Channel (including, without limitation, the Excite Brand Features and the Intuit Brand Features) do not and will not (i) infringe on or violate any Intellectual Property Right of any third party; or (ii) violate any applicable law, regulation or third party right when included in a manner consistent with this Agreement. In the event that any party becomes aware of any such infringement (or alleged infringement) or violation, such party will promptly notify the other party and shall provide all information relating to such matters as such other party may reasonably request.

         10. LIMITATION OF LIABILITY AND INDEMNITY.

                  10.1 LIMITATION OF LIABILITY. EXCEPT AS PROVIDED IN THIS
SECTION 10, UNDER NO CIRCUMSTANCES SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL OR EXEMPLARY DAMAGES (EVEN IF THAT PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES), ARISING FROM ANY PROVISION OF THIS AGREEMENT, SUCH AS, BUT NOT LIMITED TO, LOSS OF REVENUE OR ANTICIPATED PROFITS OR LOST BUSINESS.

                  10.2 NO ADDITIONAL WARRANTIES. EXCEPT AS SET FORTH IN SECTION 9 OF THIS AGREEMENT, NEITHER PARTY MAKES, AND EACH PARTY HEREBY SPECIFICALLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, REGARDING THE PRODUCTS AND SERVICES CONTEMPLATED BY THIS AGREEMENT, INCLUDING ANY IMPLIED WARRANTY OF

MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT AND IMPLIED WARRANTIES ARISING FROM COURSE OF DEALING OR COURSE OF PERFORMANCE.

                  10.3 EXCITE OBLIGATION TO DEFEND. Subject to the limitations set forth below, Excite, at its own expense, shall defend, or at its option settle, any claim, suit or proceeding against Intuit and pay any final judgment entered or settlement against Intuit in any such claim, suit or proceeding, to the extent that such claim, suit or proceeding is based upon (a) the infringement or misappropriation of any patent, copyright or trade secret by the Licensed Software or any other software or systems developed for Intuit pursuant to Section 5 or the use thereof or any claim that Excite does not have sufficient rights to license the Licensed Software or assign the rights such other software or systems hereunder; (b) the infringement of any trademark or service mark rights by the Excite Brand Features; or (c) the infringement or misappropriation of any patent, copyright or trade secret or the violation of any third party right or any, third party claim resulting form the operation or use of any Excite Service or the dissemination of content (other than the Financial Content) on any Excite Property. Excite shall have no obligation to Intuit pursuant to this Section 10.3 unless: (x) Intuit gives Excite prompt written notice of the claim, suit or proceeding and cooperates reasonably with Excite; (y) Excite is given the right to control and direct the investigation, preparation, defense and settlement of the claim, suit or proceeding; and (z) with respect to a claim described in part (a), above, the claim, suit or proceeding is based on modifications to the Licensed Software or such other software by Intuit, unless the claim, suit or proceeding would not have been avoided by use of the unmodified Licensed Software or unmodified other software.

                  10.4 INTUIT OBLIGATION TO DEFEND. Subject to the limitations set forth below, Intuit, at its own expense, shall defend, or at its option settle, any claim, suit or proceeding against Excite and pay any final judgment entered or settlement against Excite in any such claim, suit or proceeding, to the extent that such claim, suit or proceeding is based upon (a) the infringement of any trademark or service mark rights by the Intuit Brand Features; or (b) the infringement or misappropriation of any patent. copyright or trade secret or the violation of any third party right or any third party claim resulting from the dissemination or use of the Financial Content on any Excite Property. Intuit shall have no obligation to Excite pursuant to this
Section 10.4 unless: (x) Excite gives Intuit prompt written notice of the claim. suit or proceeding and cooperates reasonably with Intuit; and (y) Intuit is given the right to control and direct the investigation, preparation, defense and settlement of the claim, suit or proceeding.

                  10.5 OPTIONS. If either party receives notice of an alleged infringement, it shall have the right, at its sole option, (a) to obtain the right for the other party to continue use of the allegedly infringing software, system, content or Brand Feature, as applicable, or (b) to replace or modify the allegedly infringing software, system, content or Brand Feature, as applicable, so that it is no longer infringing but retains equivalent functionality and value, or (c) to remove the allegedly infringing content.

                  10.6 EXCLUSIVE REMEDIES. THE RIGHTS AND REMEDIES SET FORTH IN THIS SECTION 10 CONSTITUTE THE ENTIRE OBLIGATIONS AND THE



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

EXCLUSIVE REMEDIES OF THE PARTIES CONCERNING INFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES OR THIRD PARTY CLAIMS.

         11. TERM AND TERMINATION.

                  11.1 TERM. This Agreement shall commence on the Effective Date and shall remain in force for a term of seven (7) years from the Effective Date. unless terminated earlier under this Section 11. This Agreement may be renewed by mutual agreement of the parties.

                  11.2 TERMINATION FOR FAILURE TO MAINTAIN INDUSTRY STANDARDS.

                            11.2.1 BY EXCITE. This Agreement may be terminated
by Excite upon ninety (90) days' written notice to Intuit if the Financial Channel is not among the top three (3) Financial Content Services as determined by industry standards for quality and breadth applicable to Financial Content Services, in any calendar quarter, unless the failure is cured within the notice period. Excite shall have no right to terminate based upon Intuit's provision of, or any failure of Intuit to provide, small business or tax content or functionality.

                            11.2.2 BY INTUIT. This Agreement may be terminated
by Intuit (a) upon ninety (90) days' written notice to Excite if Excite is not among the top three (3) of General Search Services as determined by industry standards for quality, breadth and audience size applicable to General Search Services, in any calendar quarter, unless the failure is cured within the notice period.

                  11.3 TERMINATION UPON EXITING MARKET. This Agreement may be terminated by Intuit upon ninety (90) days' written notice to Excite if it decides to exit the business of providing Internet consumer financial content services, and may be terminated by Excite upon ninety (90) days' written notice to Intuit if it decides to exit the business of providing general-purpose Internet search and navigation services.

                  11.4 TERMINATION FOR BANKRUPTCY OR BREACH. Either party may terminate this Agreement upon giving written notice to the other party:

                            11.4.1 in the event that the other party files a
petition in bankruptcy, or in the event that all or part of the other party's assets are assigned to a trustee or receiver, or if an involuntary petition is filed by a third party against the other party and the other party does not resolve such petition in its favor within sixty (60) days after the filing thereof; or

                            11.4.2 in the event of a material breach of this
Agreement by the other party, including a material breach of any Statement of Work prepared in accordance with Section 5.1.4, which is not cured within thirty
(30) days after receipt of notice by the terminating party specifying such breach, or in the event of a breach of a Statement of Work is not cured within the applicable cure period set forth therein.

                  11.5 SURVIVAL. Any expiration or termination of this Agreement shall not relieve any party from any obligations hereunder which have accrued on or before the effective date of such expiration or termination, nor affect the provisions set forth in Sections 1, 2.6, 5.2, 6.1 (a), 6.4, 6.5, 7.1, 8, 10, 12,
and 13, all of which are intended by the parties to survive such expiration or termination.

                  11.6 RETURN OF CONFIDENTIAL INFORMATION. Upon expiration or termination of this Agreement, each party shall promptly return to the other all Confidential Information of the other party, including all of the physical embodiments thereof in its possession. including all copies thereof, and shall cease using the same, except to the extent their use is licensed otherwise permitted under this Agreement or a Statement of Work. Each party shall certify to the other party in writing compliance with this section upon the return of such materials.

                  11.7 EXCLUSIVITY OF REMEDY. The right of either party to terminate this Agreement under Section 11.2 is the exclusive remedy of such party for the conditions described therein. The right of any party to terminate this Agreement under Section 11.4 is not an exclusive remedy, and any party shall be entitled, if the circumstances warrant and except as otherwise expressly provided, alternatively or cumulatively, to damages for breach of this Agreement, to an order requiring performance of the obligations of this Agreement or to any other legally available remedy, subject in all cases to
Section 12 below. Neither party shall have any liability to the other as a result of such party's early termination of this Agreement in accordance with its terms.

                  11.8 INJUNCTIVE RELIEF. The parties agree that any material breach of the exclusivity or confidentiality provisions of this Agreement, or the infringement of either party's intellectual property rights will cause irreparable injury and that injunctive relief in a court of competent jurisdiction will be appropriate to prevent an initial breach or enjoin a continuing breach in addition to any other relief to which the aggrieved party may be entitled.

         12. ARBITRATION. If a party disputes (a) the calculation of Direct Costs or (b) termination of the Agreement pursuant to Section 11, such dispute will, on the written request of one party as described below, be submitted and settled by binding arbitration in accordance with the rules of the Judicial Arbitration & Mediation Services, Inc. ("JAMS") then in effect and will comply with the California Arbitration Act (Sections 1280 through 1294.02 of the California Code of Civil Procedure) or its successor legislation, except as herein specifically stated. If JAMS does not then exist, arbitration shall be conducted under the Commercial Arbitration Rules of the American Arbitration Association then in effect. Judgment upon the award rendered by the arbitrator shall be final as provided herein and may be entered in any court having jurisdiction thereof. The parties hereby submit to the in personam jurisdiction of the Superior Court of the State of California for the purpose of confirming any such award and entering judgment thereon. Notwithstanding anything to the contrary that may now or hereafter be contained in the rules of JAMS:

                  12.1 APPOINTMENT OF ARBITRATOR. The parties may agree on a retired judge from the JAMS panel. If they are unable to agree, JAMS will provide a list of three available judges and each party may strike one. The remaining judge will serve as the arbitrator. If both parties strike the same judge, JAMS shall assign one of the other two judges to the case.

                  12.2 ARBITRATION DEMAND. The aggrieved party can demand arbitration by sending a written notice of an intention to arbitrate by registered or certified mail to all parties and to JAMS. The notice must contain a description of the dispute, the amount involved and the remedy sought. If and when a demand for arbitration is made by either party, the parties agree to execute a "Submission Agreement" provided by JAMS.

                  12.3 COSTS. The costs of the arbitration, including attorneys' fees, will be paid by the losing party or parties, or will be allocated between the parties in such proportions as the arbitrator decides.

                  12.4 FINDINGS OF FACT AND CONCLUSIONS OF LAW. The arbitrator will, upon the request of any party to such arbitration, issue a written opinion of his or her findings of fact and conclusions of law.

                  12.5 RECONSIDERATION. Upon receipt by the requesting party of the written opinion referred to in Section 12.4, such party will have the right within ten (10) days after such receipt to file with the arbitrator a motion to reconsider, and the arbitrator thereupon will reconsider the issues raised by the motion and either confirm or change his or her decision. The costs of such a motion for reconsideration and written opinion of the arbitrator, including attorneys' fees, will be paid by the moving party.

                  12.6 LOCATION. The arbitration shall take place in Santa Clara County, California or such other place as the parties shall agree.

         13. MISCELLANEOUS PROVISIONS.

                  13.1 NOTICES. Any notice, demand, or request with respect to this Agreement shall be in writing and shall be effective only if it is delivered in the manner prescribed herein, addressed to the appropriate party at its address set forth on the signature page hereof and to the attention of the General Counsel of such party. Such communications shall be effective (a) when they are received by the addressee if personally delivered or transmitted by confirmed fax or electronic mail; or (b) two (2) days after deposit in the U.S. mail, if sent by certified or registered mail or (c) one (1) day after deposit with a nationally recognized overnight courier service. Any party may change its address for such communications by giving notice to the other party in conformity with this section.

                  13.2 ASSIGNMENT. No right may be assigned, and no duty may be delegated, by either party under this Agreement except upon the written consent of the other party, and any attempted assignment and delegation without such consent shall be void. Notwithstanding the foregoing, however, (a) either party shall be entitled to assign this Agreement, and all rights and obligations hereunder, to a successor to all or substantially all of such party's assets or voting securities, whether by sale, merger, or otherwise, and (b) Intuit shall be entitled to assign this Agreement, and all rights and obligations hereunder, to a successor to all or substantially all of the assets that comprise the Financial Channel, whether by sale, merger or otherwise; provided that either party indicating such assignment shall provide the other party with at least thirty (30) days' prior written notice and cause such assignee to be bound by this Agreement. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective representatives, administrators, successors and permitted assigns except as otherwise provided herein.

                  13.3 RELATIONSHIP OF PARTIES. Each party is an independent contractor of the other, and neither shall be deemed an employee, agent, partner or joint venturer of the other. Neither party shall make any commitment. by contract or otherwise, binding upon the other nor represent that it has any authority to do so.

                  13.4 FORCE MAJEURE. Neither party shall be responsible or liable to the other party for nonperformance or delay in performance of any terms or conditions of this Agreement due to acts of God. acts of governments, wars, riots, or other causes beyond the reasonable control of the nonperforming or delayed party, provided, however, that nonperformance or delay in excess of ninety (90) days shall constitute cause for termination of this Agreement by either party pursuant to Section 11.4.2.

                  13.5 GOVERNING LAWS. The laws of the Sate of California (irrespective of its choice of law principles) shall govern the validity of this agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties. The parties agree that the United Nations Convention on Contracts for the International Sale of Goods shall not apply to this agreement. The parties agree that any suit to enforce any provision of this Agreement or arising out of or based upon this Agreement or the business relationship between the parties shall be brought in the United States District Court for the Northern District of California or the Superior or Municipal Court in and for the County of Santa Clara, California. Each party agrees that such courts shall have exclusive in personam jurisdiction and venue with respect to such party, and each party submits to the exclusive in personam jurisdiction and venue of such courts.

                  13.6 SEVERABILITY. If any provision of this Agreement is found to be invalid or unenforceable, the remainder of this Agreement shall be interpreted so as best to reasonably effect the intent of the parties hereto.

                  13.7 ENTIRE AGREEMENT. This Agreement and the exhibits hereto constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements, representations and understandings between the parties, including without limitation the Letter Agreement.

                  13.8 AMENDMENT AND WAIVERS. Any term or provision of this Agreement may be amended, and the observance of any term of this Agreement may be waived, only by a writing signed by the party to be bound.

                  13.9 ATTORNEYS' FEES. The prevailing party in any action or proceeding to enforce or interpret any part of this Agreement shall be entitled to recover its reasonable attorneys' fees (including fees on any appeal).

                  13.10 EXPENSES. Each party shall bear all expenses associated with negotiation and preparation of this Agreement and the completion of the transaction contemplated hereby; provided, that Excite shall pay the fees and out-of-pocket expenses of Intuit's outside legal counsel, incurred in connection herewith.

                  13.11 ADVERTISING AND PUBLICLY. Intuit and Excite each hereby agree that any press, marketing or advertising releases, of either party that refer to the other party or the other party's products or services shall not be released or disseminated without the prior written approval of the other party. Requests for such approval will not be reasonably withheld or delayed.

                  IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

INTUIT INC.                                       EXCITE, INC.

By: /s/ WILLIAM HARRIS                            By: /s/ ROBERT C. HOOD
   --------------------------                        ---------------------------

Name: William Harris                             Name: Robert C. Hood
     ------------------------                          -------------------------

Title: EVP                                        Title: EVP-CFO
      -----------------------                           ------------------------

Address for Notice:                               Address for Notice:
2535 Garcia Street                                555 Broadway
Mountain View, CA 94041                           Redwood City, CA 94063
                                                  Attn:   General Counsel



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                                    EXHIBIT A

                             EXCITE BRAND GUIDELINES

                                (to be provided)



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                                    EXHIBIT B

                                   INTUIT INC.

                                BRAND GUIDELINES

The following are the current usage guidelines for EXCITE, INC'S use of the QUICKEN(R), INTUIT(R), QUICKBOOKS(R) and TURBOTAX(R)] trademark(s)/service mark(s).

1. APPROPRIATE SYMBOLS AND LEGENDS

The QUICKEN [....] mark is a registered trademark and must appear with the "(R)"
symbol placed on the right "shoulder" of the mark (i.e., directly next to the mark in the upper right). Thus, the correct symbol placement is as follows:
QUICKEN(R). The symbol must appear in every instance where the mark appears on packaging and product labeling. The symbol must appear in at least the first iteration of the mark when it appears in any collateral materials (including advertising, press releases, brochures, web pages, company reports and the like) but may be omitted for convenience in subsequent iterations in the same text.

In addition to the above, the appropriate ownership legend must be included in the "legal notices" section of any materials in which the QUICKEN mark is displayed, and must be placed on packaging and documentation for any products bearing the QUICKEN mark. This legend must read as follows: "QUICKEN is a trademark and service mark of Intuit Inc., registered in the United States and other countries, and used by ______________ under license." On packaging and in advertising, promotional displays and web pages, the legend is typically placed at the bottom of the box, ad or layout, respectively. The legend may appear in small type, but must still be legible. In product documentation, press releases, brochures, company reports and the like, it can be placed near other legal notices for copyright, authorship and publication information (usually at the beginning or end of such materials).

2. PROPER CONTEXTUAL USE OF THE OUICKEN MARK

When referencing __________________'s use of the QUICKEN mark, whether in the body of documentation, press releases, brochures, web pages, etc., you should attempt to use the QUICKEN mark as an adjective in at least its first iteration in said materials (i.e., "QUICKEN software"). Subsequently, the generic word which the QUICKEN mark modifies may be omitted where the immediate context implies that the word is intended, such as during repetitive mentions of the software within a single paragraph or section. For example:

        First iteration:  We recommend using QUICKEN(R) personal finance software.

        Subsequent uses:  QUICKEN allows users to better organize their financial lives.

3. LOGO DESIGN USAGE

_______________________ may display the QUICKEN Logo Design (see attached Drawing A), just as it may display the wordmark, in accordance with the guidelines set forth herein and



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pursuant to all limitations set forth in the _________________________ [License]
Agreement. However, INTUIT REQUIRES THAT ____________ OBTAIN ONLY ORIGINAL DIGITAL OR CAMERA-READY ARTWORK DIRECTLY FROM INTUIT. No resampling or other attempted duplication is allowed and no alterations, modifications, cropping or additions to the logo are permitted. In addition, any display created using the Logo Design must show the Logo by itself --- it may not be touching any other item in a layout. Please contact Intuit to obtain a digital GIF file ready for implementation or other camera-ready copy.

4. RESTRICTIONS

The license to use the QUICKEN mark is a non-exclusive, non-transferable, non-assignable license that extends only to the United States and only for the term of the ____________________________ [License] Agreement. Licensee may not make any specific representations concerning the functionality or quality of any Intuit products or services, nor that Intuit endorses the products and/or services offered by (Licensee), nor that Intuit recommends such products or services over those of any other provider.

Nothing in the _______________________ [License] Agreement or this guideline document gives (Licensee) any right, title or interest in the QUICKEN mark, the Intuit mark, or any other Intuit-owned mark. (Licensee) acknowledges Intuit's ownership of the QUICKEN mark, and any use by (Licensee) of the QUICKEN mark will inure to the sole benefit of Intuit. (Licensee) also acknowledges and agrees not attack the ownership of, nor to register, or attempt to register, any of the above-mentioned marks, nor to use or register any marks that would cause confusion, or be likely to cause confusion, with the QUICKEN mark. The license to use the QUICKEN mark is subject to approval by Intuit of (Licensee)'s use prior to any product or other release or publication, which can be withheld, and its strict adherence to the guidelines contained herein. All rights not expressly granted in the _____________ [License] Agreement are reserved by Intuit. In any instance where this guideline document is found to conflict with the requirements and restrictions set forth in the ______________ [License] Agreement, the [License] Agreement shall rule.



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                                    EXHIBIT C

                                  USAGE REPORTS

Excite will provide to Intuit:

         (a) Data relating to the use of the Financial Content in the Excite Properties and the Jointly Branded Pages such that Intuit will have access to all Data that is available to Excite with respect to such Financial Content, and

         (b) Such other Data as may be reasonably requested by Intuit, including, without limitation, Data regarding traffic from the Excite Properties to Financial Content Services and Data regarding the percentage of the total traffic on the Excite Properties that "clicks through" to the Financial Channel provided such data is available.

Intuit will provide to Excite:

         (a) Data relating to the use of the Financial Content located at the Intuit URLs and the Jointly Branded Pages located at the Intuit URLs such that Excite will have access to all Data that is available to Intuit with respect to such Financial Content, and

         (b) Such other Data as may be reasonably requested by Excite, including, without limitation. Data regarding traffic from Intuit's URLs to Financial Content Services, Data regarding the percentage of the total traffic on Intuit's URLs that "clicks through" to the Financial Channel, the total number of page views per day of Intuit's URLs, the average number of page views per user of the Financial Content Services and the number of unique users of the Financial Content Services provided such data is available.



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